MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, NY 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

February 11, 2005		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Fourth Quarter 2004 Earnings Per Common Share of $0.22

     MFA Mortgage Investments, Inc. (NYSE:MFA) today reported net income of $19.8 million, or $0.22 per share of common stock, for the fourth quarter ended December 31, 2004. On December 17, 2004, MFA announced its fourth quarter dividend of $0.22 per share of common stock. The dividend was paid on January 31, 2005 to stockholders of record as of December 27, 2004.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President said, “We are pleased with our fourth quarter 2004 results, as earnings per share were in line with our previous guidance and with MFA’s fourth quarter dividend. During this period of changing interest rates, MFA’s earnings per share of Common Stock remained consistent at $0.22 per share in each of the last three quarters of 2004. However, recent and anticipated increases in the fed funds rate are expected to increase the cost of MFA’s liabilities at a more rapid pace than the yield on its assets, leading to a narrowing of spreads in 2005.”

     “In 2005, MFA’s earnings and dividends could vary based on financial market conditions, including changes to the yield curve. We anticipate that spreads should rebound after this cycle of fed funds rate increases ends. Even in the current interest-rate environment, by focusing on high quality, higher coupon assets, by not purchasing fixed rate assets, and by using less leverage than comparable mortgage REITs, we continue to earn and pay dividends well in excess of the yield currently available on ten-year Treasury notes.”

     Mr. Zimmerman continued, “At December 31, 2004, approximately 99% of our assets consisted of MBS guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. In addition, over 99% of the MBS in MFA’s portfolio are adjustable-rate and hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on MFA’s adjustable-rate and hybrid MBS was 4.33% as of December 31, 2004. Approximately 78% of the MBS in MFA’s portfolio have interest rates which contractually reprice over the next 36 months. We believe that avoiding significant holdings of fixed-rate MBS reduces our exposure to interest rate risk.”

     During the fourth quarter of 2004, the gross yield on MFA’s interest-earning assets was approximately 4.23%, while the net yield on interest-earning assets was reduced to 3.30%, primarily due to the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 3.30% and its 2.17% cost of funds, was 1.13% for the fourth quarter of 2004. MFA’s assets are primarily indexed to one-year Treasury rates and one-year LIBOR and, in the current low interest rate environment, MFA’s return on average equity for the fourth quarter was 10.1%.

     MFA primarily invests in adjustable-rate and hybrid MBS (collectively, “ARM-MBS”). Due to the fact that MFA’s assets have interest rates that generally reset annually after their initial fixed terms, the coupon received on these assets will adjust over time as interest rates change. In addition, ARM-MBS are expected to prepay over time at a higher rate than fixed-rate MBS. We believe that homeowners with adjustable-rate and hybrid mortgages are generally self-selected borrowers with shorter time horizons who are expected to exhibit more rapid housing turnover levels. In addition, we believe that prepayments on ARM-MBS accelerate significantly as the coupon reset date approaches. The prepayment speed on MFA’s MBS portfolio averaged 26% Constant Prepayment Rate (“CPR”) during the fourth quarter of 2004.

     MFA takes into account both coupon resets and expected prepayments when measuring sensitivity of its ARM-MBS portfolio to changing interest rates. In measuring its assets-to-borrowing repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its ARM-MBS portfolio; and (b) the months remaining on its repurchase agreements applying the same projected prepayment rate and including the impact of interest rate swap agreements. Assuming prepayments were 25% CPR, the weighted average time to repricing or assumed prepayment for MFA’s ARM-MBS portfolio, as of December 31, 2004, was approximately 16.7 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 8.4 months, resulting in a Repricing Gap of approximately 8.3 months. Assuming prepayment rates were to decline significantly to a prepayment rate as low as 15% CPR, the weighted average time to repricing or assumed prepayment, as of December 31, 2004, would extend to approximately 19.5 months and the average term remaining on repurchase agreements, including the impact of interest rate swaps, would remain at approximately 8.4 months, resulting in an extension of the Repricing Gap to approximately 11.1 months. Based on historical results, MFA believes that utilizing a 25% CPR rather than a 15% CPR assumption provides a more realistic approximation of the Repricing Gap for MFA’s ARM-MBS portfolio over time.

     MFA finances the acquisition of its MBS primarily through borrowings in the form of repurchase agreements. At December 31, 2004, MFA’s debt-to-equity ratio was approximately 8.5:1 while its assets-to-equity ratio was approximately 9.5:1.

     MFA seeks to generate income from investment in high-quality ARM-MBS and other assets. At December 31, 2004, MFA’s assets totaled approximately $6.9 billion.

     Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

     The Company will hold a conference call on Friday, February 11, 2005 at 10:00 a.m. (New York City time). The number to call is (866) 205-3916 in the U.S. and Canada. International callers must dial (612) 332-0718. The replay will be available through Friday, February 18, 2005, at 11:59 pm., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 770214. The conference call will be webcast over the internet and can be accessed at http://www.mfa-reit.com on our Investor Relations page or http://www.ccbn.com. To listen to the call, go to the website at least 15 minutes before the call to register and to download and install any needed audio software.

     When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “project,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In Thousands, Except Share and Per Share Amounts)	At December 31,

	2004	2003

Assets:
Mortgage-backed securities	$6,777,574	$4,372,718
Cash and cash equivalents	68,341	139,707
Accrued interest receivable	26,428	18,809
Interest rate cap agreements	1,245	276
Swap agreements	321	–
Equity interests in real estate investments	–	2,802
Real estate held for investment	30,017	21,486
Goodwill	7,189	7,189
Receivable under Discount Waiver, Direct Stock Purchase and Dividend
Reinvestment Plan	985	705
Prepaid and other assets	1,584	1,238

	$6,913,684	$4,564,930

Liabilities:
Repurchase agreements	$6,113,032	$4,024,376
Accrued interest payable	28,351	7,239
Mortgages payable on real estate	22,686	16,161
Dividends payable	18,170	15,923
MBS purchase payable	–	15,010
Accrued expenses and other liabilities	2,611	1,263

	6,184,850	4,079,972

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable;
5,000,000 shares authorized; 3,840,000 and 0 shares issued and outstanding at December 31, 2004 and 2003, respectively
($96,000 and $0 aggregate liquidation preference, respectively)	38	–
Common stock, $.01 par value; 370,000,000 shares authorized;
82,016,741 and 63,201,224 issued and outstanding at December 31,
2004 and 2003, respectively	820	632
Additional paid-in capital	780,406	512,199
Accumulated deficit	(17,330)	(15,764)
Accumulated other comprehensive loss	(35,100)	(12,109)

	728,834	484,958

	$6,913,684	$4,564,930

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2004	2003	2004	2003

(In Thousands, Except Per Share Amounts)	(Unaudited)

Interest and Dividend Income:
MBS income	$54,003	$30,615	$174,957	$119,612
Interest income on temporary cash investments	264	283	807	746

Total Interest Income	$54,267	30,898	175,764	120,358

Interest Expense	31,836	13,539	88,888	56,592

Net Interest Income	22,431	17,359	86,876	63,766

Other Income:
Revenue from operations of real estate	1,058	719	4,126	2,663
Loss from equity interests in real estate	–	(52)	–	(421)
Net gain/(loss) on sale of securities	–	–	371	(265)
(Loss)/gain on sale of real estate and equity investments in
real estate, net	–	(4)	–	1,697
Miscellaneous other income	14	2	195	2

Total Other Income	1,072	665	4,692	3,676

Operating and Other Expense:
Compensation and benefits	1,416	1,565	5,603	4,447
Real estate operating expense	704	469	2,860	1,767
Mortgage interest on real estate	425	301	1,698	1,102
Other general and administrative expense	1,138	355	3,334	2,278

Total Operating and Other Expense	3,683	2,690	13,495	9,594

Net Income	$19,820	$15,334	$78,073	$57,848

Less: Preferred Stock Dividends	1,758	–	3,576	–

Net Income Available to Common Stockholders	$18,062	$15,334	$74,497	$57,848

Earnings Per Share of Common Stock:
Earnings per share – basic	$0.22	$0.25	$0.98	$1.07
Weighted average shares outstanding – basic	80,864	61,018	76,168	53,999

Earnings per share – diluted	$0.22	$0.25	$0.98	$1.07
Weighted average shares outstanding – diluted	80,911	61,018	76,217	54,061